UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 16, 2017

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55625	38-3930747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

Purchase Agreement

On June 16, 2017, American Realty Capital Healthcare Trust III, Inc. (the “Company”), American Realty Capital Healthcare Trust III Operating Partnership, L.P., the Company’s operating partnership (the “OP”) and ARHC TRS Holdco III, LLC, a subsidiary of the OP, (“HT Holdco,” and together with the Company and the OP, the “Seller Parties”) entered into a purchase agreement (the “Purchase Agreement”) with Healthcare Trust, Inc. (“HTI”), Healthcare Trust Operating Partnership, L.P. (“HTI OP”) and ARHC TRS Holdco II, LLC (“HTI Holdco,” and together with HTI and the HTI OP, the “Purchaser Parties”). Pursuant to the Purchase Agreement, the Purchaser Parties have agreed to purchase membership interests in the Company’s indirect subsidiaries which collectively own all 19 properties owned by the Company and comprise substantially all of the Company’s assets (together with the other transactions contemplated by the Purchase Agreement, the “Asset Sale”) for a purchase price of $120.0 million (the “Purchase Price”). The Purchase Price is subject to customary prorations and closing adjustments in accordance with the terms of the Purchase Agreement and will be payable on the date the Asset Sale is consummated (the “Closing Date”) less, to the extent the loan secured by the Company’s Philip Center property (the “Philip Center Loan”) is assumed by HTI, the principal balance of the Philip Center Loan. HTI will deposit $6.0 million (the “Escrow Amount”) of the Purchase Price payable on the Closing Date into an escrow account for the benefit of the Company on the Closing Date, and the Escrow Amount will be released in installments thereafter over a period of 14 months following the Closing Date.

Pursuant to the terms of the Purchase Agreement, HTI has agreed to use commercially reasonable efforts (including paying early termination fees not to exceed $200,000) to assume the Philip Center Loan, which as of June 16, 2017 had an outstanding principal balance of approximately $4.9 million, and to cause the Company to be released from the guaranty associated with the Philip Center Loan. If HTI does not assume the Philip Center Loan on the Closing Date or if the Company is not released from the guaranty associated with the Philip Center Loan, the Philip Center Loan will be repaid in full by the Seller Parties on the Closing Date and any early termination fee in excess of $200,000 will be subtracted from the Purchase Price.

Based on the unanimous recommendation of a special transaction committee of the Company’s board of directors consisting solely of independent directors of the Company (the “Special Committee”), the Company’s board of directors (with Edward M. Weil, Jr. abstaining) unanimously (i) determined that the Purchase Agreement and the Asset Sale are fair and reasonable, both financially and otherwise, to the Company and advisable and in the best interest of the Company and its stockholders and authorized and approved the Purchase Agreement and the Asset Sale and (ii) determined that the Company’s plan of liquidation (the “Plan”) is advisable and in the best interest of the Company and its stockholders and authorized and approved the Plan, including the complete liquidation and dissolution of the Company.

The consummation of the Asset Sale pursuant to the Purchase Agreement is subject to certain conditions, including, among others, the Company obtaining the approval (the “Stockholder Approval”) of the holders of at least a majority of all the votes entitled to be cast of (i) the Asset Sale and (ii) the Plan.

The Purchase Agreement contains a number of customary representations and warranties for transactions of this type made by the Purchaser Parties, on the one hand, and the Seller Parties, on the other hand. The representations and warranties were made by the parties as of the date of the Purchase Agreement and generally survive (along with related indemnification obligations described below) for a period of 14 months following the Closing Date. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Purchase Agreement and are qualified by the disclosure letters delivered in connection therewith.

The Purchase Agreement provides that, on or before the Closing Date, the Company will, or will cause its subsidiaries to, pay or discharge all liens and security interests on the Company’s properties other than the Philip Center Loan. The Seller Parties will remain liable for certain obligations following the closing of the Asset Sale, as the Purchaser Parties will not assume any liabilities and obligations of the Seller Parties, except for the Philip Center Loan. Any remaining liabilities and obligations of the Seller Parties will need to be paid or provided for before all of the proceeds from the Asset Sale and any cash on hand or any other assets not subject to the Purchase Agreement can be distributed to the Company’s stockholders. The Company cannot predict the amount or timing of any liquidating distributions to its stockholders.

The Seller Parties and the Purchaser Parties have agreed to jointly and severally indemnify, hold harmless and defend the other parties from losses in connection with certain matters, including, among others: (i) breaches of representations and warranties and failures of covenants by the other parties; (ii) with respect to indemnification by the Seller Parties only, taxes payable by the Company, its subsidiaries or any of their respective affiliates in connection with any taxable period prior to the Closing Date, and any interest and penalties thereon; and (iii) with respect to indemnification by the Seller Parties only, any stockholder litigation brought by the Company’s stockholders directly or derivatively in connection with the transactions contemplated by the Purchase Agreement, subject to certain limitations. A party will not become liable for indemnification with respect to breaches of representations and warranties and failures of covenants unless and until the aggregate amount of indemnifiable claims by the other party exceeds $500,000 and this liability may not exceed 10% of the Purchase Price. Indemnifiable losses for which the Seller Parties are liable are recoverable by the Purchaser Parties first out of the Escrow Amount and then, to the extent the indemnifiable losses exceed the Escrow Amount, from the Seller Parties, jointly and severally.

The Purchase Agreement prohibits the Company from initiating, soliciting, knowingly encouraging or facilitating any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Purchase Agreement). However, prior to receipt of the Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal that did not result from a breach of these exclusivity provisions and which the Special Committee determines in good faith, after consultation with its legal and financial advisors, is or is reasonably expected to lead to a Superior Proposal (as defined in the Purchase Agreement), the Company may furnish, make available or provide access to non-public information with respect to the Company to the person who made the Acquisition Proposal, participate in negotiations regarding the Acquisition Proposal and disclose to the Company’s stockholders any information required to be disclosed under applicable law.

The Purchase Agreement provides that the Company’s board of directors may, if it determines in good faith after consultation with its legal advisor (and based on the recommendation of the Special Committee) that the failure of the Company’s board of directors to take certain actions related to changing its recommendation to the Company’s stockholders with respect to its approval of the Asset Sale or the Plan or entering into an agreement related to an Acquisition Proposal (any such action, a “Change in Recommendation”) would be reasonably likely to be inconsistent with the standard of conduct applicable to the Company’s directors under applicable law, subject to certain conditions, (i) make a Change in Recommendation upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal or (ii) otherwise, under certain circumstances, make a Change in Recommendation in response to certain material events, circumstances, changes or developments that were not known to the Company’s board of directors prior to signing the Purchase Agreement.

The Purchase Agreement provides for certain termination rights of the Company and HTI, including HTI’s right to terminate the Purchase Agreement upon the occurrence of a Change in Recommendation or a material violation by the Company of its exclusivity obligations under the Purchase Agreement, in which event the Company will be required to pay HTI a termination fee of $3.6 million. In addition, the Company has agreed to reimburse HTI for up to $850,000 for certain transaction-related expenses (excluding HTI’s advisor expenses) if the Purchase Agreement is terminated by either party due to the Company’s failure to obtain the Stockholder Approval at a meeting called for that purpose.

The foregoing summary description of the material terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Company and HTI each are sponsored, directly or indirectly, by AR Global Investments, LLC (“AR Global”). AR Global and its affiliates provide investment and advisory services to the Company and HTI pursuant to written advisory agreements.

AR Global Arrangements

On June 16, 2017, in connection with the execution of the Purchase Agreement, the Company, the Company’s advisor, American Realty Capital Healthcare III Advisors, LLC (the “Advisor”), the Company’s property manager, American Realty Capital Healthcare III Properties, LLC (the “Property Manager”), and AR Global, as guarantor, entered into a letter agreement (the “Letter Agreement”) pursuant to which the parties made certain agreements with respect to fees and other amounts that would be payable pursuant to the existing advisory agreement among the Company, the OP and the Advisor (the “Advisory Agreement”), the existing property management agreement among the Company, the OP and the Property Manager (the “Property Management Agreement”) and the limited partnership agreement of the OP (the “LPA”).

Pursuant to the Advisory Agreement, the Company was responsible for certain excess offering and related costs from the Company’s initial public offering of approximately $3.8 million, approximately $3.5 million of which has previously been paid to the Advisor or its affiliates (the “O&O Excess Amount”), with the remainder subject to dispute (the “Disputed O&O Amount”). Pursuant to the Property Management Agreement, the Company had previously overpaid certain oversight fees to the Property Manager in an amount of approximately $0.1 million (together with the O&O Excess Amount, the “Paid Excess Amount”). Pursuant to the Letter Agreement, to the extent any portion of the Disputed O&O Amount is found to be payable, it will be paid by the Advisor (with this obligation guaranteed by AR Global) and will not be the responsibility of the Company.

As partial satisfaction of the Paid Excess Amount, the Advisor and the Property Manager agreed to: (i) surrender 72,352 Class B Units in the Operating Partnership (“Class B Units”) previously issued and additional Class B Units to be issued with respect to the quarter ended June 30, 2017 to the Advisor valued, collectively, at an amount reasonably determined by the Company’s board of directors as of the Closing Date to be the fair market value based on the per-share value as implied from the Purchase Agreement; (ii) provide certain transition services beginning as of January 1, 2018 and through the later of (x) dissolution of the Company and (y) 30 days following the expiration of the fourteen-month survival period of the representation and warranties under the Purchase Agreement; (iii) waive certain administrative expense reimbursements that would be payable to the Advisor by the Company for services rendered during 2017; (iv) waive payment of any additional amounts that would be payable in cash with respect to the Subordinated Participation Interest (as defined in the Advisory Agreement) in lieu of issuing any additional Class B Units (the “Cash Asset Management and Oversight Fees”); and (v) waive certain other disputed amounts potentially payable by the Company. The Advisor will pay to the Company any Paid Excess Amount in excess of the value of the foregoing in two equal installments, the first of which will be due within three days following the Closing Date and the second of which will be due within six months following the Closing Date. These payments are guaranteed by AR Global.

On June 16, 2017, as contemplated by the Letter Agreement, the Company, the OP and the Advisor entered into an amendment to Advisory Agreement (the “Advisory Agreement Amendment”) and the Company and the Property Manager also entered into an amendment to the Property Management Agreement (the “Property Management Amendment”). Pursuant to the Advisory Agreement Amendment, the Advisor has agreed to provide the Company services required to implement the Plan following the Closing Date and that no fees will be paid pursuant to the Advisory Agreement following the Closing Date other than the consideration payable pursuant to the Letter Agreement with respect to Paid Excess Amount. Pursuant to the Property Management Amendment, the Property Manager agreed to continue to provide any property management or wind-down services under the Property Management Agreement at no cost or charge. Pursuant to the Letter Agreement, the Company and the Advisor also agreed to amend the Advisory Agreement and the LPA prior to the Closing Date and effective as of July 1, 2017 to effectuate the valuation of the Class B Units and the payment of Cash Asset Management and Oversight Fees contemplated by the Letter Agreement.

The Letter Agreement and the Property Management Amendment will be null and void if the Purchase Agreement is terminated. The Advisory Agreement Amendment will only become effective at the Closing Date and will be of no force or effect in the event the Purchase Agreement is terminated prior to the Closing Date.

The foregoing summary description of the material terms of the Letter Agreement, the Advisory Agreement Amendment and the Property Management Amendment does not purport to be complete and is qualified in its entirety by reference to the full texts of the Letter Agreement, the Advisory Agreement Amendment and the Property Management Amendment, which are attached hereto as Exhibits 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

Press Release

On June 19, 2017, the Company issued a press release announcing the execution of the Purchase Agreement and related information, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The press release shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act regardless of any general incorporation language in the filing.

Item 8.01. Other Events

Plan of Liquidation

On June 16, 2017, the Company’s board of directors approved the Plan to sell all or substantially all of the assets of Company and the OP and to liquidate and dissolve the Company and the OP. Implementation of the Plan is contingent upon Stockholder Approval. If the Stockholder Approval is obtained, the effective date of the Plan will be the Closing Date.

Indefinite Suspension of Distribution Reinvestment Plan

The Company previously announced, on April 28, 2017, that it had determined to temporarily suspend its distribution reinvestment plan (the “DRIP”) for two monthly investment periods. On June 16, 2017, in contemplation of the Asset Sale, the Company’s board of directors determined to suspend the DRIP indefinitely, which became effective on June 19, 2017 upon the announcement of the suspension pursuant to this Current Report on Form 8-K and the mailing of a notice of the suspension to each participant in the DRIP. On June 19, 2017, the Company will mail this notice, a copy of which is attached hereto as Exhibit 99.2.

Indefinite Suspension of Share Repurchase Program

On June 16, 2017, in furtherance of the Asset Sale, the Company’s board of directors determined to suspend the Company’s share repurchase program (the “SRP”) indefinitely and, as authorized by the terms of the SRP, to reject any repurchase requests that the Company has received or will receive during calendar year 2017. The suspension of the SRP will become effective as of July 19, 2017.

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company expects to prepare and file with the SEC a proxy statement. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors may obtain free copies of the proxy statement and other relevant documents filed by the Company with the SEC (if and when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC are also available free of charge on the Company’s website at http://www.thehealthcarereit3.com/.

The Company, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the Company’s directors and executive officers can be found in Amendment No. 1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 28, 2017. Additional information regarding the interests of such potential participants will be included in the proxy statement and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available free of charge on the SEC’s website and from the Company using the sources indicated above.

 Forward-Looking Statements

The statements in this Current Report on Form 8-K that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the Company’s ability to complete the transactions contemplated by the Purchase Agreement, which are subject to conditions, on their current terms or at all; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the Company; and other factors, many of which are beyond Company’s control, including other factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s latest Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 9, 2017 as amended on April 28, 2017 as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

 (d)           Exhibits

Exhibit No.	Description
10.1	Purchase Agreement, dated as of June 16, 2017, by and among Healthcare Trust, Inc., Healthcare Trust Operating Partnership, L.P., ARHC TRS Holdco II, LLC, American Realty Capital Healthcare Trust III, Inc., American Realty Capital Healthcare Trust III Operating Partnership, L.P. and ARHC TRS Holdco III, LLC
10.2	Letter Agreement, dated as of June 16, 2017, by and among American Realty Capital Healthcare Trust III, Inc., American Realty Capital Healthcare III Advisors, LLC and AR Global Investments, LLC
10.3	First Amendment to Advisory Agreement, dated as of June 16, 2017, by and among American Realty Capital Healthcare Trust III, Inc., American Realty Capital Healthcare Trust III Operating Partnership, L.P. and American Realty Capital Healthcare III Advisors, LLC
10.4	Amendment to Property Management and Leasing Agreement, dated as of June 16, 2017
99.1	Press Release of American Realty Capital Healthcare Trust III, Inc., dated as of June 19, 2017
99.2	Notice to Participants, dated as of June 19, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Realty Capital Healthcare Trust III, Inc.

Date: June 19, 2017	By:	/s/ Katie P. Kurtz
Katie P. Kurtz Chief Financial Officer, Treasurer and Secretary